Exhibit 16.1

John J. Geib	CHARTERED ACCOUNTANT	Phone:	259-4519
	Southcentre Executive Tower	Fax:	255-0745
405, 11012 Macleod Trail South
Calgary, Alberta T2J 6A5

November 5, 2004

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Zeolite Exploration Company

Dear Sirs:

I have been furnished a copy of the Form 8-K dated November 5, 2004 of Zeolite Exploration Company, my former client, to be filed with the Commission. I agree with the statements made in response to Item 4 of such report in so far as the statements relate to my firm, John J. Geib, Chartered Accountant.

Yours very truly,

/s/ John J. Geib

John J. Geib, Chartered Accountant